UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1933

December 23, 2014
Date of Report (date of Earliest Event Reported)

Book It Local, Inc.
(Name of small business issuer in its charter)

Nevada	3949	46-0780380
(State or other Employer jurisdiction of Identification incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Number)

Birger Jan Olsen

244, 5th Avenue, Suite A-154

New York, N.Y. 10001

Phone 1-646-513-2776

 (Address and telephone number of registrant's principal executive offices and principal place of business)

Birger Jan Olsen

244, 5th Avenue, Suite A-154

New York, N.Y. 10001

Phone 1-646-513-2776

 (Name, address, and telephone number of agent for service)

Please send a copy of all correspondence to:

Jillian Ivey Sidoti, Esq

PHONE 323-799-1342

jillian@jilliansidoti.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 23, 2014, the Book it Local, Inc. (the “Company”) accepted the resignation of Miguel Bustos Vergara as CEO. For his services as CEO, the Company has agreed to tender $10,000 to Mr. Vergara while Mr. Vergara agrees to tender shares previously issued for cancelation. There were no disagreements between Mr. Vegara and the Company at the time of his resignation. The Board of Directors of the Company accepted Mr. Vergara’s resignation.

Effective December 23, 2014, the Board of Directors of the Company appointed Mr. Birger Jan Olsen as President, Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary and as a member of the Board of Directors of the Company, and immediately thereafter Miguel Bustos Vergara resigned from all officer positions of the Company and as a member of the Board of Directors.

Mr. Olsen has a varied career and has started a number of successful businesses and developed a number of different inventions which he has bought to market. In December 2009, he founded Zleepax ApS in Denmark, where he has developed intellectual property and pending patents for treating insomnia. From 1987 to March 2014 Mr. Olsen was CEO and founding member of Mindresearch ApS in Denmark where he was responsible for Business development and received numerous awards for excellence in direct marketing by the European Direct Marketing Association. From January 2012- December 2013 started i-butler and developed an application that helps disabled people communicate more effectively with doctors and home care professionals. From December 2006- February 2010 Mr. Olsen was a director and co-founder of Mindmetic Ltd. In the United Kingdom, a company which invented a patented method for measuring emotional response to stimuli and developed greatly simplified medical devices for tracking brainwaves, heart-rates , skin response and eye movements , with the aim to help market researchers more objectively measure emotional engagement with advertising. From September 2003- December 2009 Mr. Olsen co-founded and was CEO of Medicompliance in Denmark, and was involved with the development of medical and pharmaceutical devices and medicine, the business invented a medical device for improving compliance among osteoporosis patients, sold to Roche Pharmaceutical in 2003. From August 1995- October 2007 Birger was the founder and CEO of ProjektGruppen A/Sin Denmark where he led one of Scandinavia's top branding and communication agencies dedicated to pharmaceutical and medical devices and served over 70 global brands. From September 1999- June 2003 Mr. Olsen formed and was CEO of Globase A/Sin Denmark where he invented one of Europe's first e-marketing tools, acquired by Ad Pepper Media International N .V. in 2006 and still used across Europe today. Between 1991 - 2001 Mr. Olsen set up and ran Pen & Papir ApS in Denmark, a mail-order business, which built a client base of 52,000 people, selling 11 creative "do-it-your-self" books and won the US Faber-Castell distribution account for Scandinavia, gaining a 17% market share.

There are no family relationships between our officers and/or directors. Mr. Birger Jan Olsen has not had any material direct or indirect interest in any of our transactions or proposed transactions over the last two years.

There is no present arrangement or understanding between Mr. Birger Jan Olsen and any other person pursuant to which Mr. Birger Jan Olsen was appointed as an officer or director of the Company. Presently, there is compensation or other arrangement between the Company and Mr. Birger Jan Olsen.

On January 5, 2015, the Company entered into an agreement with Morten Albrecthsen to act a non-executive advisor to the Company. In exchange for these advisory services Mr. Albrechtsen will be issued 1,500,000 shares.

On January 5, 2015, the Company entered into a subscription and agreement with Morten Albrecthsen and the Company received $5,000 and Mr. Albrechtsen will be issued a further 1,500,000 shares bringing his total holding to 3,000,000 shares.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Book It Local, Inc.

Date: January 23, 2015	By:	/s/ Birger Jan Olsen
Birger Jan Olsen
Chief Executive Officer